Exhibit 99.8

February 23, 2007

Dear Valued Customer:

We are pleased to announce a planned merger of two San Diego community banks where Landmark National Bank will be merged into 1st Pacific Bank of California. The merger is subject to regulatory and shareholder appoval and is expected to close in the late 2nd Quarter or early 3rd Quarter of 2007. We believe the union of these organizations will provide you with increased banking benefits, including:

•Increased convenience with access to 1st Pacific Bank’s five office locations in the UTC area, Oceanside, Inland North County (Rancho Bernardo area), Mission Valley, and El Cajon

•Enhanced banking services with increased products, resources, the combined strength of nearly $450 million in assets and access to San Diego’s best banking talent

•Exceptional customer service from an award winning organization named San Diego’s top performing de novo bank in 2005

•Increased combined capital which allows increased lending ability to borrowers

After the merger, Landmark National Bank’s locations in Solana Beach and La Jolla will proudly don the 1st Pacific Bank name and will continue to provide you with the highest quality service and experience that you’ve come to expect.

To learn more about 1st Pacific Bank, please visit their website at www.1stpacbank.com. Should you have any questions regarding the merger, please feel free to contact either Rick Mandelbaum at 858-947-2323 or Vince Siciliano at 858-875-2005. We will, of course, communicate immediately and regularly as updates occur.

Sincerely,

/s/F. J. Mandelbaum	/s/A. Vincent Siciliano
F. J. “Rick” Mandelbaum	A. Vincent Siciliano
President & CEO	President & CEO
Landmark National Bank	1st Pacific Bank of California

P.O. Box 1429 937 Lomas Santa Fe Drive   Solana Beach, California 92075   858.509.2700   858.509.0898 fax   800.509.4008

P.O. Box 9018   La Jolla, California 92038   7817 Ivanhoe Avenue, Suite 100   La Jolla, California 92037   858.332.1000 858.332.1018 fax

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This letter includes “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995.  These statements are subject to risks and uncertainties and actual results could differ materially due to certain risk factors, including those in 1st Pacific Bancorp’s  filings with the SEC and Landmark National Bank’s filings with the OCC.  Specific relevant risks include whether both companies receive regulator and shareholder approvals, 1st Pacific Bancorp obtains the cash required to consummate the transaction, anticipated cost savings and synergies will be achieved and the integration of the two companies is successful.  You should not place undue reliance on forward-looking statements and we undertake no obligation to update those statements.

The foregoing may be deemed to be solicitation material in respect of the proposed merger of Landmark National Bank with and into 1st Pacific Bank of California, a wholly owned subsidiary of 1st Pacific Bancorp.  Shareholders are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which 1st Pacific Bancorp will file with the SEC in connection with the proposed transaction, because it will contain important information about 1st Pacific Bancorp, 1st Pacific Bank of California and Landmark National Bank, the transaction and related matters.  The directors and executive officers of 1st Pacific Bancorp and Landmark National Bank may be deemed to be participants in the solicitation of proxies from their respective shareholders.  Information regarding the participants and their security holdings can be found in the Form S-4 filed by 1st Pacific Bancorp on November 9, 2006, and in the 2005 Annual Report on Form 10-KSB filed by Landmark National Bank with the Office of the Comptroller of the Currency, and in the joint proxy statement/prospectus when it is filed with the SEC.  All documents filed with the SEC are or will be available for free, both on the SEC web site (www.sec.gov) and from 1st Pacific Bancorp by directing a request to 1st Pacific Bancorp, 4275 Executive Square, Suite 650, La Jolla, California 92037; Attention: Investor Relations, or by telephone at (858) 875-2000, and from Landmark National Bank by directing a request to Landmark National Bank, 937 Lomas Santa Fe Drive, Solana Beach, California 92075, Attention: Investor Relations, or by telephone at Phone: (858) 509-2700.